EXHIBIT 99.1

Avanex Moves Beyond Oplink Merger

August 16, 2002

FREMONT, Calif.—Avanex Corporation (Nasdaq: AVNX) announced today that based on votes cast at yesterday’s special meeting of stockholders of Oplink Communications (Nasdaq: OPLK), the merger between Avanex Corporation and Oplink Communications did not receive sufficient votes for approval.

While approximately 75% of the votes cast at yesterday’s special meeting of Oplink stockholders favored the merger, Oplink failed to capture support from nearly any of its Taiwanese-based stockholders, who collectively own over 40% of Oplink’s outstanding shares. As a result, Oplink did not receive the vote of a majority of its outstanding shares, which was required for approval of the merger.

Two major funds controlled by relatives of Oplink Chairman Joe Liu, that own over 16% of Oplink’s outstanding shares, as well as virtually every other Taiwanese institutional fund, did not support the merger. In contrast, every significant U.S.-based institutional stockholder of Oplink, as well as numerous individual stockholders, supported the merger.

At yesterday’s special meeting of Avanex stockholders, over 98% of the votes cast were in favor of the merger.

Institutional Shareholder Services, the nation’s leading independent proxy advisory firm, recommended that stockholders of both companies vote in favor of the merger.

Avanex President and CEO Paul Engle noted: “Avanex has a clear strategy for growth of which the merger with Oplink was just one potential initiative. We will now expand our use of outsourced manufacturing to lower costs primarily through utilizing offshore companies, continue to bring new modules and subsystems into the market to improve performance and cost-effectiveness in optical networks, and continue to prudently use our resources to strengthen Avanex so that it is in the best possible position to take advantage of the turnaround in our markets when that occurs.”

“Our focus going forward will be to bypass commodity-type component products and continue to focus on high performance photonic processing modules, subsystems and technologies that bring more value to our customers,” Engle said.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex’s photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, California. In addition to a development and manufacturing facility in Fremont, Avanex also maintains The Photonics Center™ in Richardson, Texas.

To learn more about Avanex, visit its web site at: www.Avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding new product, manufacturing and technology initiatives, new project designs, prevailing market conditions and our ability to successfully introduce new products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the Company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, any slowdown or deferral of new orders for our products, higher than anticipated expenses the Company may incur in future quarters or the inability to identify expenses which can be eliminated, and the impact of the Company’s restructuring on its ability to achieve increased efficiencies in its operations. In addition, please refer to the risk factors contained in the Company’s SEC filings including its Registration Statement on Form S-4 filed with the SEC on July 15, 2002.

Avanex undertakes no obligation and does not intend to update these forward-looking statements.

Contact Information:

Media
Tony Florence
Phone: 510-897-4162
Fax: 510-979-0198
e-mail: tony_florence@avanex.com

Investor Relations
Mark Weinswig
Phone: 510-897-4344
Fax: 510-897-4345
e-mail: mark_weinswig@avanex.com